Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES APRIL CASH DISTRIBUTION

DALLAS, Texas, April 18, 2013 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.060880 per unit, payable on May 14, 2013, to unit holders of record on April 30, 2013.

This month’s distribution increased from the previous month due to fewer days for February production of oil and continued curtailment of gas production as a result of a saturated market for gas in the region. Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 27,080 bbls and 46,145 Mcf. The average price for oil was $78.60 per bbl and for gas was $3.28 per Mcf. This would primarily reflect production for the month of February for oil and the month of January for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)

Current Month	82,774	260,2661	27,080	*	46,145	*	$78.60	$3.28	**

Prior Month	88,327	447,626	25,862	*	26,867	*	$78.43	$3.15	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

Approximately four workover wells were completed in the month of February. Two horizontal wells remain, as of 2/28/13, not completed, but are expected to be completed in April 2013. Also, three conversion wells of the waterflood project were completed in February. Capital expenditures were approximately $2,020,033. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are reduced in order to pay these expenditures.

The results of 2012 capital expenditure program on the Waddell Ranch Properties, along with the proposed 2013 budget, is discussed more thoroughly in the Trust’s 10-K filing, filed on March 1, and in the Annual Report that is now available on the trust website.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim are currently being processed through the monthly distribution. As of February 2013, there has been minimal effect on the distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.877.228.5085